Exhibit 99.2

LETTER TO BROKERS
MEDQUIST HOLDINGS INC.

OFFER TO EXCHANGE

Shares of MedQuist Holdings Inc. (“we,” “our,” “us,” the “Company”)
Common Stock for Issued and Outstanding Shares of MedQuist Inc. Common Stock
(CUSIP No. 584949101)
Pursuant to the Prospectus dated          , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2011, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

To: Banks, Brokers, Custodians, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are offering to exchange, upon the terms and subject to the conditions set forth in the prospectus, dated          , 2011 (the “prospectus”) and the accompanying letter of transmittal, properly tendered and accepted shares of MedQuist Inc. common stock for newly issued shares of our common stock, par value $0.10 per share (“our common stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the prospectus.

The terms and conditions of the exchange offer are set forth in the prospectus and the related letter of transmittal. For each share of MedQuist Inc. common stock that we accept for exchange in accordance with the terms of the exchange offer, we will issue one share of our common stock.

The table below sets forth certain information regarding the exchange offer.

		Exchange Offer Consideration Per Share
		Shares of our	Estimated
CUSIP	Title of Security	Common Stock(1)	Exchange Value(1)

584949101	MedQuist Inc. common stock	One	$7.86

(1)	The estimated exchange value is equal to the number of shares of our common stock offered per share of MedQuist Inc. common stock multiplied by the midpoint of the price range for our common stock on August 26, 2011.

Because the number of shares of our common stock to be issued in the exchange offer is fixed, changes in the trading prices of our common stock will result in the market value of our common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.

Our common stock is listed on The NASDAQ Global market under the symbol “MEDH.” The closing price of our shares on The NASDAQ Global market on August 26, 2011 was $7.86. MedQuist Inc. common stock trades on the OTCQB under the symbol “MEDQ.”

We are requesting that you contact your clients for whom you hold shares of MedQuist Inc. common stock regarding the exchange offer. For your information and for forwarding to your clients for whom you hold shares of MedQuist Inc. common stock registered in your name or in the name of your nominee, or who hold shares of MedQuist Inc. common stock registered in their own names, we are enclosing the following documents:

1.	The prospectus;

2.	The letter of transmittal for your use and for the information of your clients and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.	A form of letter which may be sent to your clients for whose account you hold MedQuist Inc. common stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer;

4.	The Notice of Guaranteed Delivery to be used to accept the exchange offer (i) if the certificates (the “Share Certificates”) evidencing shares of MedQuist Inc. common stock and all other required documents are not immediately available, (ii) if the Share Certificates and all other documents cannot be delivered to American Stock Transfer & Trust Company LLC, the exchange agent for the exchange offer prior to the expiration of the exchange offer, or (iii) if the procedure for delivery by book-entry transfer cannot be completed on a timely basis; and

5.	Return envelopes addressed to American Stock Transfer & Trust Company LLC, the exchange agent, for shares of MedQuist Inc. common stock.

Unless the procedures for guaranteed delivery are followed, tenders not received by the exchange agent on or prior to the expiration date will be disregarded and have no effect. DTC participants must electronically transmit their acceptance of the exchange offer by causing DTC to transfer their shares of MedQuist Inc. common stock to the exchange agent in accordance with DTC’s ATOP procedures for such a transfer. Through DTC’s ATOP procedures, banks, brokers, dealers, custodians, commercial banks, trust companies or other nominees must deliver to the exchange agent an electronic message that contains:

■	your client’s acknowledgment and agreement to, and agreement to be bound by, the terms of the letter of transmittal; and
■	a timely confirmation of book-entry transfer of your client’s shares of MedQuist Inc. common stock into the exchange agent’s account.

DTC will then send an Agent’s Message (defined below) to the exchange agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of MedQuist Inc. common stock that are the subject of such Book-Entry Confirmation (defined below) that such participant has received and agrees to be bound by the terms of the exchange offer, as set forth in the prospectus and the accompanying letter of transmittal and that the Company may enforce such agreement against such participant.

If holders of MedQuist Inc. common stock wish to tender, but it is impracticable for them to forward their MedQuist Certificates or other required documents prior to the expiration date, a tender may be effected by following the guaranteed delivery procedure as set forth in the section of the prospectus entitled “The Exchange Offer and the Merger — Guaranteed Delivery”.

In all cases, the exchange of shares of MedQuist Inc. common stock will be made only after timely receipt by the exchange agent or confirmation of book-entry transfer of such shares of MedQuist Inc. common stock (the “Book-Entry Confirmation”), a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

We will only make payments to banks, brokers, custodians, dealers, commercial banks, trust companies or other nominees or other persons for soliciting acceptances of the exchange offer as specified in the prospectus. We will pay the soliciting dealer customary fees. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form must be received by the exchange agent prior to the expiration date. Additional details are provided in the prospectus.

We will upon request, reimburse banks, brokers, custodians, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of MedQuist Inc. common stock held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of MedQuist Inc. common stock in the exchange offer, except as set forth in the letter of transmittal.

Any requests for additional copies of the enclosed materials should be directed to the information agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal. Holders may also contact such holder’s bank, broker, custodian, dealer, commercial bank, trust company or other nominee, for assistance concerning the exchange offer.

The information agent for the exchange offer is:

Phoenix Advisory Partners
110 Wall Street, 27th floor
New York, NY 10005
Banks and brokers call: (212) 493-3910
Other call toll free: (800) 576-4314

The exchange agent for the exchange offer is:

American Stock Transfer & Trust Company LLC.

Very truly yours,

MEDQUIST HOLDINGS INC.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of MedQuist Holdings Inc. or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the accompanying letter of transmittal.

Enclosures

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